Exhibit 99.2

Orion Energy Systems, Inc

Supplemental Information

Fiscal 2012 Third Quarter and Nine Months Ended December 31, 2011

February 23, 2012

On February 23, 2012, Orion Energy Systems, Inc. issued a press release announcing financial results for our fiscal 2012 third quarter and nine-month period ended December 31, 2011. The purpose of the supplemental information included below is to provide further discussion and analysis of our financial results for the third quarter and nine months ended December 31, 2011. Therefore, the accompanying information provided below should be read in conjunction with our press release, including the note therein regarding the restatement of our financial statements to recognize revenue from sales of our solar photovoltaic, or PV, systems using the percentage-of-completion method rather than the multiple deliverable element method. The financial information below reflects the restatement, is unaudited and preliminary and is subject to change based upon the Company’s completion of its financial statement restatement process, as well as normal accounting period end review procedures and adjustments.

Statement of Operations

Revenue. Product revenue increased from $21.6 million for the fiscal 2011 third quarter to $24.3 million for the fiscal 2012 third quarter, an increase of $2.7 million, or 13%. The increase in product revenue was a result of increased sales of our solar PV systems. Service revenue increased from $2.0 million for the fiscal 2011 third quarter to $3.1 million for the fiscal 2012 third quarter, an increase of $1.1 million or 55%. The increase in service revenues was a result of the increase in sales of PV systems and the related installation revenue. Total revenue from solar PV systems was $6.9 million for the fiscal 2012 third quarter compared to $1.6 million for the fiscal 2011 third quarter. Product revenue increased from $52.5 million for the fiscal 2011 first nine months to $71.8 million for the fiscal 2012 first nine months, an increase of $19.3 million, or 37%. Total revenue from renewable energy systems was $24.0 million for the fiscal 2012 first nine months compared to $2.4 million for the fiscal 2011 first nine months, an increase of $21.6 million, or 900%. For the first nine months of fiscal 2012, our wholesale channels accounted for approximately 64% of our total revenue, not taking into consideration sales of solar PV systems, compared to 51% for the first nine months of fiscal 2011. This increasing mix of wholesale revenues reduces our overall service revenues on lighting product sales as these wholesales revenues include no service revenues. We continue to experience revenue growth through the use of our Orion Throughput Agreements, or OTAs. For the fiscal 2012 third quarter, we recognized $2.5 million of revenue from 29 completed OTA contracts. For the first nine months of fiscal 2012, we recognized $9.1 million of revenue from 111 completed OTAs, compared to $6.3 million of revenue from OTAs for the first nine months of fiscal 2011. For the three and nine months ended December 31, 2011, our top 10 customers accounted for 47% and 45% of our total revenue, respectively.

Backlog. Total order backlog as of December 31, 2011 was $50.6 million, which included $44.4 million of solar PV orders, compared to a backlog of $23.6 million as of September 30, 2011, which included $16.5 million of solar PV orders. We currently expect approximately $9.9 million of our backlog to be recognized as revenue in the fourth quarter of fiscal 2012. We expect approximately $22.5 million of our backlog to be recognized in fiscal 2013 and the remainder in future years. We typically expect the non-solar portion of our backlog to be recognized as revenue within 90 days from receipt of order. Our solar PV orders are typically longer-term construction type projects and we expect revenue to be recognized between three and 24 months from receipt of order, dependent upon the size and complexity of the project. The roll-forward of cash backlog from March 31, 2011 to December 31, 2011 is as follows (in millions):

Backlog – March 31, 2011	$18.3
Q3 YTD – Plus: Cash orders and OTA contracts at net present value of future cash flows	111.4
Q3 YTD – Less: Revenue recognized in first nine months	(79.2)
Q3 YTD – Plus: Portion of revenue recognized from PPAs in first nine months	0.6
Q3 YTD – Less: Other miscellaneous	(0.5)

Backlog – December 31, 2011	$50.6

Cost of Revenue and Gross Margin. Our cost of product revenue increased from $14.1 million for the fiscal 2011 third quarter to $17.4 million for the fiscal 2012 third quarter, an increase of $3.3 million, or 23%. Our cost of service revenue increased from $1.7 million for the fiscal 2011 third quarter to $2.4 million for the fiscal 2012 third quarter, an increase of $0.7 million, or 41%. Total gross margin was 33.1% and 27.4% for the fiscal 2011 third quarter and fiscal 2012 third quarters, respectively. Our gross margin on renewable revenues was 13.1% during the fiscal 2012 third quarter. Gross margin from our HIF integrated systems revenue for the fiscal 2012 third quarter was 32.2%. Total cost of product revenue increased from $34.2 million for the fiscal 2011 first nine months to $50.4 million for the fiscal 2012 first nine months, an increase of $16.2 million, or 47%. Total gross margin decreased from 34.0% for the fiscal 2011 first nine months to 29.1% for the fiscal 2012 first nine months. For the fiscal 2012 first nine months, our gross margin declined due to a higher mix of renewable product and service revenues from our Orion Engineered Systems division. Our gross margin on renewable revenues was 17.1% during the fiscal 2012 first nine months. Gross margin from our HIF integrated systems revenue for the fiscal 2012 first nine months was 34.3%.

General and Administrative Expenses. Our general and administrative expenses increased from $2.7 million for the fiscal 2011 third quarter to $2.8 million for the fiscal 2012 third quarter, an increase of $0.1 million, or 4%. The increase was a result of increased expenses for depreciation and software license costs for our new enterprise resource planning, or ERP, system. Our general and administrative expenses were flat at $8.6 million for the fiscal 2011 and fiscal 2012 first nine months.

Sales and Marketing Expenses. Our sales and marketing expenses increased from $3.2 million for the fiscal 2011 third quarter to $4.1 million for the fiscal 2012 third quarter, an increase of $0.9 million, or 28%. Our sales and marketing expenses increased from $10.1 million for the fiscal 2011 first nine months to $11.6 million for the fiscal 2012 first nine months, an increase of $1.5 million, or 15%. The increase was a result of increased costs for headcount additions in our newly formed telemarketing department, higher commission expense on our increased revenue and increased depreciation for our new customer relationship management, or CRM, system.

Total sales and marketing employee headcount was 87 and 97 at December 31, 2010 and December 31, 2011, respectively.

Research and Development Expenses. Our research and development (R&D) expenses decreased from $0.6 million for the fiscal 2011 third quarter to $0.5 million for the fiscal 2012 third quarter, a decrease of $0.1 million, or 17%. The decrease was due to the capitalization of internal costs for the design and construction of a new research and development lab. Our R&D expenses for our fiscal 2011 first nine months were similar to our R&D expenses for our fiscal 2012 first nine months. Expenses incurred in the fiscal 2012 first nine months related to compensation costs for the development and support of our new products, depreciation expenses for lab and research equipment and sample, and testing costs related to our dynamic control devices and our light emitting diode, or LED, product initiatives.

Interest Expense. Our interest expense increased from $0.1 million for the fiscal 2011 third quarter to $0.2 million for the fiscal 2012 third quarter, an increase of $0.1 million, or 100%. Our interest expense increased from $0.2 million for the fiscal 2011 first nine months to $0.4 million for the fiscal 2012 first nine months, an increase of $0.2 million or 100%. The increase in our interest expense was due to additional financings completed during the second half of fiscal 2011 and the first half of fiscal 2012 for the purpose of financing our OTA projects.

Interest Income. Interest income increased from $189,000 for the fiscal 2011 third quarter to $226,000 for the fiscal 2012 third quarter, an increase of $37,000, or 20%. Interest income increased from $0.4 million for the fiscal 2011 first nine months to $0.6 million for the fiscal 2012 first nine months, an increase of $0.2 million, or 50%. Interest income increased due to an increase in the number and dollar amount of completed OTA contracts and the related interest income under the financing terms.

Income Taxes. Our income tax expense decreased from $1.5 million for the fiscal 2011 third quarter to $51,000 for the fiscal 2012 third quarter, a decrease of $1.5 million, or 100%. Our income tax benefit decreased from a benefit of $1.0 million for the fiscal 2011 first nine months to income tax expense of $0.5 million for the fiscal 2012 first nine months, a decrease of $1.5 million, or 150%. Our effective income tax rate for the fiscal 2011 first nine months was a benefit rate of 84.5%, compared to 39.2% for the fiscal 2012 first nine months. The change in effective rate was due to the conversion of our incentive stock options, or ISOs, to non-qualified stock options, or NQSOs, completed during the fourth quarter of fiscal 2011, a decrease from the prior year for non-deductible expenses and an increase in fiscal 2011 for the state valuation reserve. The conversion of our ISOs to NQSOs eliminated the volatility in our effective tax rates at lower pre-tax earnings levels and should result in an effective tax rate in the 38% to 40% range for future periods.

Statement of Cash Flows

Cash Flows Related to Operating Activities. Cash used in operating activities primarily consists of net income (loss) adjusted for certain non-cash items, including depreciation and amortization, stock-based compensation expenses, income taxes and the effect of changes in working capital and other activities.

Cash provided by operating activities for the fiscal 2012 first nine months was $6.5 million and consisted of net cash provided from changes in operating assets and liabilities of $1.9 million and net income adjusted for non-cash expense items of $4.6 million. Cash provided by changes in operating assets and liabilities consisted of a decrease of $6.9 million in deferred contract costs due to project progress for solar projects, a $1.4 million decrease in total accounts receivable due to customer payments received and a $3.0 million increase in accounts payable. Cash used from changes in operating assets and liabilities included a $3.7 million increase in inventory for purchases of lighting fixture materials for ballasts and fluorescent lamps and a $6.1 million decrease in deferred revenue due to project completions.

Cash used in operating activities for the fiscal 2011 first nine months was $10.7 million and consisted of net cash of $13.3 million used for changes in operating assets and liabilities offset by a net loss adjusted for non-cash expense items of $2.6 million. Cash used for changes in operating assets and liabilities consisted of an increase of $6.3 million in accounts receivables due to the increase of our OTA program and the long-term nature of the contracts and an increase of $6.2 million for inventory purchases, including $1.8 million for purchases of wireless control inventories and a $4.4 million increase in ballast component inventories due to concerns over supply availability and component shortages. Cash provided by changes in operating assets and liabilities included a $7.6 million increase in accounts payable related to payment terms on inventory purchases and a $2.2 million increase in accrued expenses for subcontracted project installation services.

Cash Flows Related to Investing Activities. For the fiscal 2012 first nine months, cash used in investing activities was $3.6 million. This included a net $3.4 million for capital improvements related to our information technology systems, manufacturing and tooling improvements and facility investments and $0.2 million for investment in patent activities.

For the fiscal 2011 first nine months, cash used in investing activities was $5.5 million. This included $2.9 million for capital improvements related to our information technology systems, renewable technologies, manufacturing and tooling improvements and facility investments, $2.1 million invested in equipment related to our PPA finance programs, $0.3 million for long-term investments and $0.2 million for patent investments.

Cash Flows Related to Financing Activities. For the fiscal 2012 first nine months, cash flows provided by financing activities were $3.8 million. This included $4.6 million in new debt borrowings to fund OTAs, $0.7 million for excess tax benefits from stock-based compensation and $0.1 million received from stock option and warrant exercises. Cash flows used in financing activities included $1.2 million for repayment of long-term debt and $0.1 million for debt closing costs.

For the fiscal 2011 first nine months, cash flows provided by financing activities were $2.7 million. This included $2.7 million in new debt borrowings to fund OTA and capital projects and $0.4 million received from stock option exercises. Cash flows used in financing activities included $0.5 million for repayment of long-term debt and $0.1 million for costs related to our new credit agreement.

Working Capital

Our net working capital as of December 31, 2011 was $55.6 million, consisting of $79.7 million in current assets and $24.1 million in current liabilities. Our net working capital as of March 31, 2011 was $55.2 million, consisting of $79.6 million in current assets and $24.4 million in current liabilities. Our current accounts receivables decreased from fiscal 2011 year-end by $4.0 million as a result of the collection of payments from customers. Our inventories increased from our fiscal 2011 year-end by $3.7 million, which included a $1.6 million increase in fluorescent lamp inventories due to supply concerns, a $0.8 million increase in our work-in process inventories for product orders to be delivered in our fiscal 2012 fourth quarter and a $1.3 million increase in raw materials for new products and to help address certain electronic component supply concerns.

During fiscal 2011, we increased our inventory levels of key electronic components, specifically electronic ballasts, to avoid potential shortages and customer service issues as a result of lengthening supply lead times and product availability issues. During fiscal 2012, we have maintained these higher levels of ballast inventories. We continue to monitor supply side concerns within the electronic component market and believe that our current inventory levels are sufficient to protect us against the risk of being unable to deliver product as specified by our customers’ requirements. During fiscal 2012, we increased our inventory levels of fluorescent lamps by $1.6 million due to concerns over shortages of rare earth minerals used in the production of these lamps. We have increased our purchase commitments related to these components to ensure that we will have product availability to meet customer demands. We are continually monitoring supply side concerns through conversations with our key vendors and currently believe that supply availability concerns appear to have moderated, but have not diminished to the point where we anticipate reducing safety stock to the levels that existed prior to the electrical components and fluorescent lamp supply issues.

We generally attempt to maintain at least a three-month supply of on-hand inventory of purchased components and raw materials to meet anticipated demand, as well as to reduce our risk of unexpected raw material or component shortages or supply interruptions. Our accounts receivables, inventory and payables may increase to the extent our revenue and order levels increase.

Capital Spending

Capital expenditures totaled $3.4 million during the first nine months of fiscal 2012 due to investments in information technologies and other tooling and equipment for new products, as well as cost improvements in our manufacturing facility. We expect to incur a total of $0.8 to $1.1 million in capital expenditures during the remainder of fiscal year 2012, excluding capital to support our OTA contracts. Our capital spending plans predominantly consist of further cost improvements in our manufacturing facility, improvements to our building and headquarters, new product development and investment in information technology systems. We consider the investment in our information systems critical to our long-term success and our ability to ensure a strong control environment over financial reporting and operations. We expect to finance these capital expenditures primarily through our existing cash, equipment secured loans and leases, to the extent needed, long-term debt financing, or by using our available capacity under our credit facility.

Liquidity and Capital Resources

We had approximately $18.2 million in cash and cash equivalents and $1.0 million in short-term investments as of December 31, 2011, compared to $11.6 million and $1.0 million at March 31, 2011. Additionally, as of December 31, 2011, we had $13.3 million of borrowing availability under our revolving credit agreement. We also had $3.2 million of availability on our OTA credit agreement which was completed during the second quarter of fiscal 2012 and which can be utilized for the sole purpose of funding customer OTA projects. During the first nine months of fiscal 2012, we borrowed $4.6 million to finance our OTA projects. We believe that the multiple finance sources that we have now secured for OTA funding are sufficient to meet near-term OTA finance program requirements. We believe that our existing cash and cash equivalents, our anticipated cash flows from operating activities and our borrowing capacity under our revolving credit facility will be sufficient to meet our anticipated cash needs for at least the next 12 months, dependent upon our growth opportunities with our cash and finance customers.

Contractual Obligations and Commitments

The following table is a summary of our long-term contractual obligations as of December 31, 2011 (dollars in thousands):

	Less than				More than
	Total	1 Year	1-3 Years	3-5 Years	5 Years
Bank debt obligations	$8,685	$2,344	$3,960	$1,492	$889
Cash interest payments on debt	1,241	401	456	155	229
Operating lease obligations	8,130	1,681	1,837	1,702	2,910
Purchase order and cap-ex commitments(1)	14,937	10,454	4,483	—	—

Total	$32,993	$14,880	$10,736	$3,349	$4,028

(1)	Reflects non-cancellable purchase order commitments in the amount of $14.9 million for certain inventory items entered into in order to secure better pricing and ensure materials on hand.

Statistical Data

The following table presents certain statistical data, cumulative from December 1, 2001 through December 31, 2011, regarding sales of our HIF lighting systems, total units sold (including HIF lighting systems), customer kilowatt demand reduction, customer kilowatt hours saved, customer electricity costs saved, indirect carbon dioxide emission reductions from customers’ energy savings, and square footage we have retrofitted. The assumptions behind our calculations are described in the footnotes to the table below.

Cumulative From December 1, 2001 Through December 31, 2011
(in thousands, unaudited)
HIF lighting systems sold (1)	2,232
Total units sold (including HIF lighting systems)	3,005
Customer kilowatt demand reduction (2)	700
Customer kilowatt hours saved (2)(3)	19,268,376
Customer electricity costs saved (4)	$1,483,665
Indirect carbon dioxide emission reductions from customers’ energy savings (tons) (5)	12,457
Square footage retrofitted (6)	1,155,627

(1)	“HIF lighting systems” includes all HIF units sold under the brand name “Compact Modular” and its predecessor, “Illuminator.”
(2)	A substantial majority of our HIF lighting systems, which generally operate at approximately 224 watts per six-lamp fixture, are installed in replacement of HID fixtures, which generally operate at approximately 465 watts per fixture in commercial and industrial applications. We calculate that each six-lamp HIF lighting system we install in replacement of an HID fixture generally reduces electricity consumption by approximately 241 watts (the difference between 465 watts and 224 watts). In retrofit projects where we replace fixtures other than HID fixtures, or where we replace fixtures with products other than our HIF lighting systems (which other products generally consist of products with lamps similar to those used in our HIF systems, but with varying frames, ballasts or power packs), we generally achieve similar wattage reductions (based on an analysis of the operating wattages of each of our fixtures compared to the operating wattage of the fixtures they typically replace). We calculate the amount of kilowatt demand reduction by multiplying (i) 0.241 kilowatts per six-lamp equivalent unit we install by (ii) the number of units we have installed in the period presented, including products other than our HIF lighting systems (or a total of approximately 3.0 million units).
(3)	We calculate the number of kilowatt hours saved on a cumulative basis by assuming the demand (kW) reduction for each fixture and assuming that each such unit has averaged 7,500 annual operating hours since its installation.

(4)	We calculate our customers’ electricity costs saved by multiplying the cumulative total customer kilowatt hours saved indicated in the table by $0.077 per kilowatt hour. The national average rate for 2011, which is the most current full year for which this information is available, was $0.1002 per kilowatt hour according to the United States Energy Information Administration.
(5)	We calculate this figure by multiplying (i) the estimated amount of carbon dioxide emissions that result from the generation of one kilowatt hour of electricity (determined using the Emissions and Generation Resource Integration Database, or EGrid, prepared by the United States Environmental Protection Agency), by (ii) the number of customer kilowatt hours saved as indicated in the table.
(6)	Based on 3.0 million total units sold, which contain a total of approximately 15.0 million lamps. Each lamp illuminates approximately 75 square feet. The majority of our installed fixtures contain six lamps and typically illuminate approximately 450 square feet.

Safe Harbor Statement

Certain matters discussed in this supplemental information are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe our financial guidance or future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) deterioration of market conditions, including customer capital expenditure budgets; (ii) our ability to compete and execute our growth strategy in a highly competitive market and our ability to respond successfully to market competition; (iii) increasing duration of customer sales cycles; (iv) the market acceptance of our products and services, including increasing customer preference to purchase our products through our Orion Throughput Agreements, or OTAs, rather than through cash purchases; (v) our ability to effectively manage the credit risk associated with our increasing reliance on OTA contracts; (vi) price fluctuations, shortages or interruptions of component supplies and raw materials used to manufacture our products; (vii) loss of one or more key employees, customers or suppliers, including key contacts at such customers; (viii) our ability to effectively manage our product inventory to provide our products to customers on a timely basis; (ix) the increasing relative volume of our product sales through our wholesale channel; (x) a reduction in the price of electricity; (xi) the cost to comply with, and the effects of, any current and future government regulations, laws and policies; (xii) increased competition from government subsidies and utility incentive programs; (xiii) dependence on customers’ capital budgets for sales of products and services; (xiv) our development of, and participation in, new product and technology offerings or applications; the availability of additional debt financing and/or equity capital; (xv) legal proceedings; (xvi) potential warranty claims; and (xvii) changes based on the Company’s completion of its financial statement process, including the related fiscal year 2011 re-audit. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this supplemental information and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.oesx.com in the Investor Relations section of our Web site.